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                                                                     EXHIBIT 21

                                LIST OF SUBSIDIARIES

The following table sets forth certain information with respect to the significant subsidiaries of the Registrant. All of the voting securities of each subsidiary are owned by the Registrant (or a wholly owned subsidiary of the Registrant) and its financial statements are included in the consolidated financial statements of the Registrant.

                                                  JURISDICTION OF
        NAME                                      INCORPORATION

Acieries de Ploermel                              France
Brenco, Incorporated                              Virginia
Chrome Crankshaft Co.                             Delaware
Chrome Crankshaft Company of Illinois             Illinois
Consolidated Metco, Inc.                          Delaware
Eisenbahntechnik Halberstadt GmbH                 Germany
Karl Georg Bahntechnik GmbH                       Germany
Keystone Industries, Inc.                         Delaware
KG Ringfeder Bahntechnik GmbH                     Germany
Means Industries, Inc.                            Michigan
Means Technology Corporation                      Cayman Islands
Quality Bearing Service of Arkansas, Inc.         Virginia
Quality Bearing Service of Kentucky, Inc.         Virginia
Quality Bearing Service of Nevada, Inc.           Virginia
Quality Bearing Service of Virginia, Inc.         Virginia
Prime Manufacturing Corporation                   Delaware
Unit Rail Anchor Company, Inc.                    Delaware
Varlen Instruments Inc.                           Delaware
Walter Herzog GmbH                                Germany
Wakomp s.r.o.                                     Czech Republic